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PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 5, 1998)

                             TRIARC COMPANIES, INC.
                  $360,000,000 PRINCIPAL AMOUNT AT MATURITY OF
          ZERO COUPON CONVERTIBLE SUBORDINATED DEBENTURES DUE 2018 AND
      SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THESE DEBENTURES

                          ------------------------------

     This Prospectus Supplement, together with the Prospectus, is to be used by certain holders of the securities referred to above or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the securities referred to above. The last reported sale price of the Common Stock on the New York Stock Exchange on December 24, 1998 was $15 15/16 per share.

     This Prospectus Supplement supplements the Prospectus dated June 5, 1998 relating to the offer for resale of up to $360,000,000 aggregate principal amount at maturity of Triarc Companies, Inc.'s Zero Coupon Convertible Subordinated Debentures due 2018 and the shares of Common Stock issuable upon conversion of these Debentures to include the following table under the heading 'Selling Securityholders' on page 52:

                               SELLING SECURITYHOLDERS

                             PRINCIPAL AMOUNT                     NUMBER OF SHARES
                              AT MATURITY OF      PERCENTAGE      OF COMMON STOCK
                                DEBENTURES            OF         BENEFICIALLY OWNED
                            BENEFICIALLY OWNED    DEBENTURES        AND OFFERED
 SELLING SECURITYHOLDER     AND OFFERED HEREBY    OUTSTANDING       HEREBY(1)(2)
-------------------------   ------------------    -----------    ------------------

Bankers Trust Trustee for
  Chrysler Corp. Emp. #1
  Pension Plan dated
  4/1/89.................      $  7,675,000            2.1              72,643
Chase Manhattan NA
  Trustee for IBM
  Retirement Plan dated
  12/18/45...............        12,750,000            3.5             120,678
Franklin and Marshall
  College................           575,000              *               5,442
State Street Bank
  Custodian for GE
  Pension Trust..........         4,000,000            1.1              37,860

------------

* Less than 1.0%.

(1) Represents shares of Common Stock issuable upon conversion of the Debentures.

(2) Assumes a conversion rate of 9.465 shares per $1,000 principal amount at maturity and a cash payment in lieu of any fractional share interest, which conversion rate is subject to adjustment as described under 'Description of Debentures -- Conversion of Debentures.' Accordingly, the number of shares of Common Stock issuable upon conversion of the Debentures may increase or decrease from time to time. Under the terms of the Indenture, the Company is not required to issue fractional shares of Common Stock upon conversion of the Debentures and, in lieu thereof, will pay cash.

                            ------------------------

     INVESTING IN THESE SECURITIES INVOLVES CERTAIN RISKS. SEE 'RISK FACTORS' BEGINNING ON PAGE 14 OF THE ACCOMPANYING PROSPECTUS.

                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
   COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF
        THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

             THIS PROSPECTUS SUPPLEMENT IS DATED DECEMBER 28, 1998.